Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 28, 2022 (except for the last paragraph of Note 7, as to which the date is April 25, 2022), with respect to the combined financial statements of HilleVax, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-264159) and related Prospectus of HilleVax, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California
April 28, 2022